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                              PARTNERSHIP AGREEMENT
                                       FOR
                          WESTERN AMPHITHEATER PARTNERS

      This Partnership Agreement ("Agreement") is made and entered into effective as of this 4th day of April, 1997 by and between PAVILION PARTNERS, a Delaware general partnership, and IRVINE MEADOWS AMPHITHEATER, a California general partnership. For and in consideration of the mutual covenants herein contained, the parties to this Agreement hereby form and create a general partnership, under and pursuant to the Partnership Act for the purposes and upon the terms, provisions, and conditions as hereinafter set forth:

                                    ARTICLE I

                                   Definitions

      Capitalized terms used in this Agreement shall have the respective meanings indicated in the glossary of terms attached hereto as Exhibit "A".

                                   ARTICLE II

                            Name of Business; Offices

      2.01 Partnership Name. The name of the Partnership shall be Western Amphitheater Partners. In addition to the foregoing name, the activities and business of the Partnership may be conducted under such other name or names as may be designated from time to time by the Executive Committee. The Partners shall execute and file such certificates, if any, as are required by the provisions of any assumed name law or statute in any jurisdiction in which the Partnership conducts business, as may be required to reflect the Partnership's operation under such names.

      2.02 Partnership Offices. The principal places of business of the Partnership shall be at 515 Post Oak Blvd., Suite 300, Houston, Texas 77027 and at 17835 Ventura Blvd., Suite 300, Encino, California 91316. The Partnership shall also maintain an office at each of the Subject Amphitheaters.

                                   ARTICLE III

                      Purpose and Power of the Partnership

      3.01 Purposes. As the owners of the Subject Amphitheaters, each of the Partners agrees that the integration of the resources and management of the Subject Amphitheaters will result in
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substantial and significant operating efficiencies by, among other things, eliminating unnecessary duplication of efforts in the area of marketing, sponsorship sales, management oversight, facility maintenance and other essential operations necessary for the proper use, operation and maintenance of the Subject Amphitheaters. Accordingly, the character and purposes of the specific business to be conducted by the Partnership are (i) to operate, use and exploit each of the Subject Amphitheaters and (ii) to perform and fulfill all obligations and duties imposed upon the Partnership pursuant to the terms and provisions contained in each of the Amphitheater Contribution Agreements and
(iii) to take any and all other actions which may be incidental to or otherwise reasonably related to the foregoing business and purposes. Notwithstanding anything to the contrary contained herein, reference is made to the fact that the Underlying Owner of each of the Subject Amphitheater has retained the right to make the following major decisions with respect to such Subject Amphitheater:

            (a) selling, transferring, conveying or otherwise disposing of such Subject Amphitheater (subject to the provisions of Section 14.01 hereof);

            (b) creating a mortgage, lien or other encumbrance upon the Underlying Owner's interest in such Subject Amphitheater (subject to the provisions of the Amphitheater Contribution Agreement which make the Underlying Owner solely and exclusively obligated to discharge all indebtedness and obligations secured by any such mortgage, lien or other encumbrance); and

            (c) making capital improvements at the Subject Amphitheaters (subject to the provisions of the Amphitheater Contribution Agreement which requires the Underlying Owner to be solely and exclusively obligated to pay the costs of any such capital improvements).

Accordingly, the Partnership shall not have the authority to effect any of the foregoing major decisions.

      3.02 Powers. The Partnership shall have the power, in fulfilling the purposes set forth in Section 3.01, to conduct any business or take any action which is lawful and which is not prohibited by the Partnership Act.

                                   ARTICLE IV

                               Term of Partnership

      The term of the Partnership shall begin on the date first set forth above and shall continue until November 30, 2016, unless sooner dissolved pursuant to
Section 17.01 or by operation of law.


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                                   ARTICLE V

                          Contributions to Partnership

      5.01 Pavilion's Initial Contribution.

            (a) Pavilion shall hereafter contribute to the capital of the Partnership on the Closing Date certain rights, licenses, assets and other benefits relating to Glen Helen Amphitheater on, subject to and pursuant to the terms and provisions contained in the Amphitheater Contribution Agreement for Glen Helen Amphitheater.

            (b) The Partners hereby agree that the combined fair market value of the rights, licenses, assets and other benefits to be hereafter contributed by Pavilion to the capital of the Partnership (net of liabilities assumed by the Partnership or to which such rights, licenses, assets and other benefits are subject) pursuant to the Amphitheater Contribution Agreement for Glen Helen Amphitheater is $5,000,000 ("Initial Contribution Amount") and that the initial balance of Pavilion's Capital Account shall therefore equal the Initial Contribution Amount.

      5.02 IMA's Initial Contribution.

            (a) IMA shall hereafter contribute to the capital of the Partnership on the Closing Date certain rights, licenses, assets and other benefits relating to Irvine Meadows Amphitheater on, subject to and pursuant to the terms and provisions contained in the Amphitheater Contribution Agreement for Irvine Meadows Amphitheater.

            (b) The Partners hereby agree that the combined fair market value of the rights, licenses, assets and other benefits to be hereafter contributed by IMA to the capital of the Partnership (net of liabilities assumed by the Partnership or to which such rights, licenses, assets and other benefits are subject) pursuant to the Amphitheater Contribution Agreement for Irvine Meadows Amphitheater is equal to the Initial Contribution Amount and that the initial balance of IMA's Capital Account shall therefore equal the Initial Contribution Amount.

      5.03 Operational Shortfalls. If an Operational Shortfall occurs at any time and a Deficit Loan is not made by one or both of the Partners pursuant to the provisions of Article VI hereof in an amount sufficient to cover such Operational Shortfall, then each Partner shall be obligated to contribute to the capital of the Partnership its Percentage Interest of the amount of funds needed to cover such Operational Shortfall.

      5.04 No Other Capital Contribution Obligations. Except for the specific obligations to make contributions to the capital of the Partnership as expressly set forth in this Article V and in Section 17.03 hereof, neither Partner shall have any other obligation to make contributions to capital of the Partnership.


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                                   ARTICLE VI

                                  Deficit Loans

      If an Operational Shortfall occurs at any time, then any Partner shall have the right, but not the obligation, to extend a loan ("Deficit Loan") to the Partnership in the amount of such Operational Shortfall. If both Partners elect to extend a Deficit Loan to the Partnership upon the occurrence of an Operational Shortfall, then each shall fund its Percentage Interest of the amount of such Operational Shortfall. If one of the Partners elects to refrain from extending a Deficit Loan with respect to any Operational Shortfall, then the other Partner shall have the right to extend a Deficit Loan up to the full amount thereof. Each Deficit Loan shall bear interest at a variable rate of interest per annum equal to the Permitted Rate and shall be repayable as soon as the Partnership has funds available therefor. No distributions shall be made to the Partners pursuant to Article IX hereof at any time during which any Deficit Loan remains outstanding.

                                   ARTICLE VII

                                 Tax Matters and
                         Maintenance of Capital Accounts

      7.01 Generally. For each taxable year of the Partnership, the income, gains, losses, credits and deductions of the Partnership shall be allocated between the Partners in accordance with each Partner's Percentage Interest.

      7.02 Section 704(c). Income, gain, loss and deduction with respect to any item of property contributed to the Partnership shall, solely for federal income tax purposes, be allocated between the Partners so as to take into account any difference between the Gross Asset Value of such item of property and its adjusted basis for federal income tax purposes on the date of such contribution, in accordance with the requirements of Section 704(c) of the Code. All allocations under this Section 7.02 shall be made in such a manner as the Executive Committee shall determine reasonably reflects the requirements of
Section 704(c) of the Code. No allocations pursuant to this Section 7.02 shall be reflected as an adjustment to any Partner's Capital Account.

      7.03 Maintenance of Capital Accounts. A Capital Account shall be established and maintained for each Partner in accordance with the following provisions:

            (a) Increases in Capital Accounts. Each Partner's Capital Account shall be increased by (i) the amount of cash and the fair market value of all property contributed by such Partner to the Partnership (net of liabilities assumed by the Partnership or to which the contributed property is subject) and (ii) that Partner's allocable share of income and gain for federal income tax purposes (excluding any allocations made pursuant to Section 7.02 hereof).


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            (b) Decreases in Capital Accounts. Each Partner's Capital Account
      shall be decreased by (i) the amount of cash and the fair market value of all property distributed to such Partner (net of liabilities assumed by the Partner or to which the property is subject) and (ii) that Partner's allocable share of losses and other items of deduction for federal income tax purposes (excluding any allocations made pursuant to Section 7.02 hereof).

            (c) Use of Gross Asset Value. For purposes of computing the amount of any item of income, gain, loss, or deduction to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of such items shall be the same as their determination, recognition and classification for federal income tax purposes, except that (i) gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the property disposed of, rather than its adjusted basis, and
      (ii) depreciation, amortization, or other cost recovery deductions with respect to an item of Partnership property shall be computed with reference to the Gross Asset Value of such property rather than its adjusted basis.

            (d) Compliance with Treasury Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Treasury Regulations issued pursuant to Section 704(b) of the Code, and shall be interpreted and applied in a manner consistent with such regulations. If the Partners shall determine that it is prudent to modify the manner in which the Capital Accounts are computed or maintained in order to comply with such regulations, the Partners may make such modification.

      7.04 Taxes Attributable to Post-1996 Receipts.

            (a) All Post-1996 Receipts received prior to the Closing Date shall be, for purposes of federal, state and local income tax, the income of the recipient thereof. Accordingly, the recipient of all Post-1996 Receipts received prior to the Closing Date shall be responsible for payment of, and shall indemnify the Partnership with respect to, all federal, state and local taxes payable on account of such Post-1996 Receipts.

            (b) All Post-1996 Receipts received after the Closing Date shall be, for purposes of federal, state and local income tax, the income of the Partnership and allocated to the Partners pursuant to the provisions of
      Section 7.01 hereof.


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                                  ARTICLE VIII

                                      Fees

      8.01 Generally. Except as specifically provided in Section 8.02 hereof, neither Partner shall be entitled to receive any fees from the Partnership without the express prior written approval of both Partners.

      8.02 Pavilion's Fee for Sponsorship Services. In consideration for the services to be rendered by Pavilion in respect of the solicitation and procurement of sponsors for the Subject Amphitheaters (as described in Section 12.09(a)(i) hereof), the Partnership shall pay a fee to Pavilion, within 30 days following the completion of each Amphitheater Fiscal Year, in an amount equal to 20% of the amount (if any) by which (i) the Net Sponsorship Revenue for such Amphitheater Fiscal Year exceeds (ii) the Net Sponsorship Revenue for the Amphitheater Fiscal Year which ended on December 31, 1996. If the Executive Committee should, at any time hereafter, elect to remove Pavilion as the party primarily responsible for directing the efforts of soliciting, procuring and obtaining sponsors for each of the Subject Amphitheaters pursuant to the provisions of Section 12.09(c) hereof, then the fee provided for in this Section
8.02 shall not be payable to Pavilion for any Amphitheater Fiscal Year thereafter.

                                   ARTICLE IX

                     Rent Obligations and Cash Distributions

      9.01 Advance of Rental Payments. Reference is made to the fact that pursuant to the provisions of each of the Amphitheater Contribution Agreements,
(i) Pavilion is responsible for payment of all lease payments and rental obligations due under arid pursuant to its Lease Agreement with the County of San Bernardino at the Glen Helen Amphitheater and (ii) IMA is responsible for the payment of all lease payments and rental obligations due under and pursuant to its Lease Agreement with The Irvine Company at the Irvine Meadows Amphitheater. To the extent that the Executive Committee determines that the Partnership has cash available which is not required for a reasonable working capital reserve for the obligations or business needs of the Partnership, the Partnership shall fund the lease payments and rental obligations due in respect of the Lease Agreements at each of the Subject Amphitheaters as and when due and payable. All amounts so advanced by the Partnership shall be deemed to be a loan made by the Partnership to (x) Pavilion with respect to all amounts so funded in respect of the Glen Helen Amphitheater and (y) IMA with respect to all amounts so funded in respect of the Irvine Meadows Amphitheater (such loans being herein collectively called the "Rental Loans").

      9.02 Annual Distribution of Available Cash. All Available Cash of the Partnership, as of December 31 of each calendar year, shall be distributed by the Partnership to the Partners on or before January 31 of the next succeeding calendar year in the amounts determined in accordance with the following provisions:


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            (a) Subject to the other provisions of this Section 9.02, the
      Partnership shall distribute to each Partner an amount equal to its Percentage Interest of the amount of Available Cash being distributed.

            (b) Prior to making the distribution of the amount specified in clause (a) of this Section 9.02, the Partnership shall reduce, deduct and offset against such distribution to each Partner the then amount (if any) of the Rental Loan owed by such Partner to the Partnership.

            (c) All amounts withheld by the Partnership pursuant to clause (b) of this Section 9.02 in repayment of the then outstanding Rental Loans shall then be distributed to each of the Partners in proportion to their respective Percentage Interests.

If a Partner's distributable share of Available Cash determined pursuant to
Section 9.02(a) hereof is less than the then amount of the Rental Loan owed by such Partner, then such Partner shall immediately be obligated to pay to the Partnership a cash sum to be applied against such Partner's Rental Loan in the amount by which the then balance of such Rental Loan exceeds such Partner's distributable share of Available Cash. All amounts received by the Partnership pursuant to the immediately preceding sentence shall immediately thereafter be distributed to the Partners in proportion to their respective Percentage Interests.

                                    ARTICLE X

                        Ownership of Partnership Property

      All real or personal property acquired by the Partnership shall be owned by the Partnership, such ownership being subject to the other terms and provisions of this Agreement. Each Partner hereby expressly waives the right to require partition of any Partnership property or any part thereof.

                                   ARTICLE XI

                                 Fiscal Matters

      11.01 Fiscal Year. The fiscal year of the Partnership for tax purposes shall end at such time as is required pursuant to the application of the provisions of the Code or the U.S. Treasury Regulations promulgated thereunder. The fiscal year of the Partnership for accounting purposes shall end on December 31; provided, however, the Partnership's Accounting Staff shall provide to Pavilion such data and information as may be reasonably necessary to permit Pavilion to incorporate the operating results of the Partnership into Pavilion's financial reports and statements as of the end of each of Pavilion's fiscal years (which currently ends on September 30 of each year).


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

      11.02 Books and Records.

            (a) Proper books and records shall be kept by the staff at each of the Subject Amphitheaters reflecting all financial transactions, receipts and expenditures relating to the operation, use, maintenance and exploitation of such Subject Amphitheater. The Executive Committee shall establish certain financial reporting requirements from time to time that shall apply equally to each of the Subject Amphitheaters. The staff at each Subject Amphitheater, under the direction of the general manager of such Subject Amphitheater, shall be responsible for complying with such financial reporting requirements, and all reports so generated will be provided simultaneously to both of the Partners.

            (b) Pursuant to the provisions of Section 12.05 hereof, certain accounting personnel employed by an Affiliate of a partner of IMA will be loaned to the Partnership ("Partnership's Accounting Staff"), upon terms consistent with the Operating Budget or otherwise approved by the Executive Committee, who will be responsible for consolidating the books and records of the Partnership, and each Partner shall at all reasonable times during business hours have access to those consolidated books and records. The Partnership's Accounting Staff shall prepare (in a form and manner promulgated by Pavilion) and distribute to each of the Partners (i) monthly financial statements within 20 days after the end of each calendar month and (ii) annual financial statements within 45 days after the end of each fiscal year of the Partnership. All financial reports prepared by the Partnership's Accounting Staff (and the underlying accounting data) shall be made available to the Partners, upon the request of either Partner, in a manner enabling such Partner to load the information on a computer.

            (c) All items of income and deductions recognized during a fiscal year shall be allocated as of the end of each fiscal year, based on the facts and circumstances existing as of the end of that year. Interim monthly reports may be based on the facts and circumstances existing at the time of those reports subject to year-end adjustments.

      11.03 Partnership Bank Accounts. All funds of the Partnership shall be deposited in its name in an account or accounts maintained at a national or state bank selected by the Executive Committee. Checks shall be drawn upon the Partnership and may be signed by such persons as may be designated from time to time by the Executive Committee.

      11.04 Tax Matters and Reports. Any provision hereof to the contrary notwithstanding, solely for income tax purposes, each of the Partners hereby recognizes that the Partnership will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Partnership or expand the obligations or liabilities of the Partners. Pavilion shall be the "Tax Matters Partner" for all purposes related to federal, state and local income tax laws.


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

      11.05 Tax Returns. The Partnership's Accounting Staff shall prepare, or cause to be prepared, all tax returns and statements, if any, which must be filed on behalf of the Partnership with any taxing authority, and shall submit copies of all such returns and statements to the Partners. To the extent provided for in the then effective Operating Budget or otherwise approved by the Executive Committee, the fees, charges and other expenses payable to third party professionals such as attorneys or accountants relating to the preparation and filing of tax returns and statements or otherwise reporting of financial results of the Partnership, shall be properly chargeable as expenses of the Partnership.

      11.06 Section 754 Election. In the case of distribution of Partnership property within the provisions of Section 734 of the Code or in the case of a transfer of a Partnership interest permitted by this Agreement made within the provisions of Section 743 of the Code, the Partnership shall file an election under Section 754 of the Code in accordance with the procedures set forth in the applicable Treasury Regulations upon the request of any Partner if such requesting Partner agrees to pay all costs incurred by the Partnership in connection with the making of such election.

      11.07 No Interest. No Partner shall be entitled to be paid interest on either the balance of its Capital Account or any contributions made by it to the Partnership.

      11.08 Operational Audits. Each Partner shall have the right, at any time and from time to time, without prior notice to the other Partner, to cause one or more employees or other representatives of the auditing Partner, at the sole cost and expense of the auditing Partner, to enter into and go upon the premises of one or both of the Subject Amphitheaters to conduct audits of the operational procedures and practices of the Subject Amphitheaters. Each Partner hereby covenants and agrees with the Partnership and with the other Partner, that no such audit of the operational procedures and practices of either of the Subject Amphitheaters shall be conducted in a manner which is disruptive to the business of the Partnership or either of the Subject Amphitheaters.

      11.09 Complimentary Tickets. Each Partner shall have the right to receive up to 48 complimentary tickets, subject to availability, for each Event presented at the Subject Amphitheaters. If either Partner (or any of such Partner's constituent partners or any Affiliate of any of such Partner's constituent partners) should sell, or knowingly permit to be sold, any such complimentary tickets (unless the sales price does not exceed the face value of equivalent non-complimentary tickets and the proceeds are immediately remitted to the Partnership), then such Partner shall be obligated and required to pay to the Partnership, as liquidated damages and not as a penalty, the sum of (i) 125% of all proceeds of such sales and (ii) interest on the amounts so owed from the date of such sales until payment at a daily compounded rate of interest equal to 4% over the national prime rate.

      11.10 Prohibition Against Scalping. If either Partner (or any of such Partner's constituent partners or any Affiliate of any of such Partner's constituent partners) should sell, or knowingly permit to be sold, without Executive Committee approval, any ticket to an Event being


                                       9
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presented at either of the Subject Amphitheaters for an amount that exceeds the face value thereof and any applicable service charge, then such Partner shall be obligated and required to pay to the Partnership, as liquidated damages and not as a penalty, the sum of (i) 125% of all proceeds of such sales in excess of the face value thereof and (ii) interest on the amounts so owed from the date of such sales until payment at a daily compounded rate of interest equal to 4% over the national prime rate.

      11.11 Formation Costs. The Partners agree that the legal fees incurred by each of the Partners in connection with the negotiation, preparation and execution of this Agreement, the Amphitheater Contribution Agreements, the Promotion Agreement and the T.B.A. Marketing Agreement are reasonable and necessary costs related to the formation of the Partnership and shall be reimbursed by the Partnership to each of the Partners.

                                   ARTICLE XII

                        Management of Partnership Affairs

      12.01 Management. The management and control of the Partnership's business shall be vested in the Partners, who shall exercise such management and control exclusively through and by virtue of their respective selection of the Representatives to serve on the Executive Committee in accordance with the provisions of this Article XII.

      12.02 Executive Committee.

            (a) Executive Committee's Authority. The Executive Committee shall have (i) full, exclusive and complete authority and discretion to manage and control, and shall make all decisions affecting, the Partnership's business; (ii) full authority to effectuate the purposes of the Partnership and to take any action required, permitted or authorized pursuant to the terms of this Agreement; and (iii) full power to exercise all rights and powers generally inferred or conferred by law in connection therewith. Notwithstanding the foregoing, the Executive Committee shall not have the right to make the major decisions referenced in Section 3.01 hereof, it being agreed that the authority to make such major decisions with respect to each of the Subject Amphitheaters has been retained by the Underlying Owner of such Subject Amphitheater.

            (b) Unanimous Approval Required. Actions and decisions to be taken by the Executive Committee shall require the unanimous approval of the Representatives of the Executive Committee attending a duly called and held meeting of the Executive Committee at which a quorum of the Representatives are in attendance.

            (c) Selection of Representatives on Executive Committee. The Executive Committee shall be comprised of six (6) individual Representatives. Pavilion shall have the right, at any time, and from time to time, to designate and select three (3) out of the


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      six (6) Representatives who shall serve on the Executive Committee. IMA shall have the right, at any time, and from time to time, to designate and select three (3) out of the six (6) Representatives who shall serve on the Executive Committee. Each Partner's Representatives on the Executive Committee may be removed or replaced at any time, for any reason, temporarily or permanently, by such Partner upon notice thereof to the other Partner.

            (d) Meetings of the Executive Committee.

                  (1) Meetings of the Executive Committee may be held at such regular times as may be specified by the Executive Committee and, in addition, may be called by any Representative by giving at least ten
            (10) days prior notice thereof to each of the Representatives. Notice of each meeting shall be in writing and shall state the date, time, and place at which such meeting is to be held (which must be a place in either Houston, Texas or Los Angeles, California) and the purposes for which such meeting is called. The attendance of a Representative at a meeting shall constitute a waiver of notice of such meeting.

                  (2) An annual meeting of the Executive Committee shall be held on the last Monday of March in each year (unless such date is a holiday, in which event such meeting shall be held on the next business day thereafter) or at such other time and place as the Executive Committee may designate.

                  (3) Any action required or permitted to be taken at a meeting of the Executive Committee may be taken (i) by means of a telephone conference in which all Representatives participating in the meeting and constituting a quorum can hear and speak to each other or (ii) by means of unanimous written consent executed by all of the Representatives. All action taken pursuant to the immediately preceding sentence shall be deemed for all purposes to have been taken at a meeting of the Executive Committee.

                  (4) The presence at a meeting of at least four (4) of the
            Representatives shall constitute a quorum for the transaction of all business of the Executive Committee. Any meeting of the Executive Committee which is properly called and at which a quorum is present may be adjourned to a date which is no later than twenty-one (21) days from the date upon which the initial meeting was called.

      12.03 Annual Operating Budgets. Attached hereto as Exhibit "B" is the Operating Budget for the Amphitheater Fiscal Year ending on December 31, 1997. On or before November 30 of each calendar year, commencing on November 30, 1997, the Partnership's Accounting Staff shall prepare and provide to the Representatives (i) a proposed Operating Budget for the forthcoming Amphitheater Fiscal Year setting forth in reasonable detail the various categories of Budgeted Operating Expenses and the amounts for each such category to be incurred


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by the Partnership during the forthcoming Amphitheater Fiscal Year and (ii) such information and materials related to the proposed Operating Budget as may be requested by any of the Representatives so long as such information and materials can be generated in the ordinary course of business. To be adopted, a proposed Operating Budget must be approved by the Executive Committee; however, if no Operating Budget is approved by the Executive Committee for any Amphitheater Fiscal Year prior to the commencement of such Amphitheater Fiscal Year, then the Operating Budget for such Amphitheater Fiscal Year shall be deemed to be, until a different Operating Budget is approved by the Executive Committee, the Operating Budget for the prior Amphitheater Fiscal Year with each line item increased by the greater of (i) 5% or (ii) the percentage increase in the CPI Index during the immediately preceding Amphitheater Fiscal Year.

      12.04 Transactions with Partners and Affiliates of Partners. Each Partner hereby agrees that, with respect to any and all contracts and agreements entered into by and between the Partnership (on the one hand) and any Partner, the constituent partner of any Partner or any Affiliate of a constituent partner of any Partner (on the other hand), (i) the existence of such affiliation shall be disclosed to the other Partner prior to such agreement or contract being made and entered into, (ii) copies thereof shall be made available to such other Partner upon its request along with any details and other information related thereto and (iii) the execution of each such contract and agreement shall require the prior written consent of the other Partner (which consent shall not be unreasonably withheld or delayed).

      12.05 Partnership Staffing. Subject to the provisions hereof relating to the Partnership's Operating Budget and the approval of the Executive Committee, the staffing needs of the Partnership shall be filled by having employees of the Partners, the constituent partners of the Partners, and Affiliates of the constituent partners of the Partners, loaned to the Partnership on a full or part-time basis. Each such employee who is so loaned to the Partnership shall have all or such appropriate portion of his or her salary and benefit costs reimbursed by the Partnership to the actual employer of such employee. If the Executive Committee is unable to reach agreement concerning the staffing needs of the Partnership at any time, then (i) Pavilion's designated Representatives shall have the right to select and appoint the employees who provide services in respect of the operation, maintenance and use of the Glen Helen Amphitheater, subject to the limitations of the Partnership's Operating Budget, and (ii) IMA's designated Representatives shall have the right to select and appoint the employees who provide services in respect of the operation, maintenance and use of the Irvine Meadows Amphitheater, subject to the limitations of the Partnership's Operating Budget.

      12.06 Special Right to Enforce Rights under Amphitheater Contribution Agreements. Notwithstanding anything to the contrary contained in this Article XII, (A) Pavilion shall have the exclusive right, power and authority, for and on behalf of the Partnership, to (i) enforce all of the Partnership's rights, benefits and privileges created under, by or pursuant to the Amphitheater Contribution Agreement for Irvine Meadows Amphitheater, including, without limitation, the right to make elections thereunder on behalf of the Partnership and to enforce any remedies available to the Partnership thereunder and (ii) conduct and direct the defense of any

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claims made by IMA against the Partnership for any alleged breach by the
Partnership of the provisions thereof and (B) IMA shall have the exclusive right, power and authority, for and on behalf of the Partnership, to (i) enforce all of the Partnership's rights, benefits and privileges created under, by or pursuant to the Amphitheater Contribution Agreement for Glen Helen Amphitheater, including, without limitation, the right to make elections thereunder on behalf of the Partnership and to enforce any remedies available to the Partnership thereunder and (ii) conduct and direct the defense of any claims made by Pavilion against the Partnership for any alleged breach by the Partnership of the provisions thereof.

      12.07 Promotion Agreement. Notwithstanding anything to the contrary contained in this Article XII:

            (a) The Partnership shall delegate the booking and logistical production of all Events to be presented at the Subject Amphitheaters to the Promoter on, subject to and in accordance with the terms, provisions and conditions contained in the Promotion Agreement.

            (b) Either Partner (acting alone or together with the other Partner) shall have the right, power and authority, for and on behalf of the Partnership, to (i) enforce all of the Partnership's rights, benefits and privileges created under, by or pursuant to the Promotion Agreement including, without limitation, the right to make elections thereunder on behalf of the Partnership and to enforce any remedies available to the Partnership thereunder and (ii) conduct and direct the defense of any claims made by the Promoter against the Partnership for any alleged breach by the Partnership of the provisions thereof. Without limiting the generality of the foregoing, it is specifically recognized, agreed and acknowledged that either Partner (acting alone or together with the other Partner) shall have the right and authority, for and on behalf of the Partnership, to (A) exercise the right, if available, to terminate the Promotion Agreement pursuant to the provisions of Section 4(b), (c) or (d) thereof and (B) elect to exercise the right, if available, to send a Probationary Notice (as defined in the Promotion Agreement) pursuant to the provisions of Section 4(c) thereof.

            (c) Notwithstanding the provisions of clause (b) of this Section 12.07, only the Executive Committee, acting unanimously, shall have the right and authority, for and on behalf of the Partnership, to (i) accept any offer made by the Promoter pursuant to the provisions of Section 5(a) of the Promotion Agreement and (ii) exercise the right created pursuant to the provisions of Section 6(a) of the Promotion Agreement to approve of booking offers proposed to be made by the Promoter after a Probationary Notice has been provided pursuant to the provisions of Section 4(c) of the Promotion Agreement; provided, however, that all Promoter-Related Representatives shall be excluded from voting on any matter brought before the Executive Committee which is described in this Section 12.07(c).

            (d) If the Promotion Agreement should be terminated at any time during the Term, then the selection of a new "booking agent" for the Partnership shall be made by Pavilion, subject to IMA's consent (which consent shall not be unreasonably withheld or delayed).

            (e) If (i) the Promotion Agreement should be terminated at any time during the Term pursuant to the provisions of section 4(b), (c) or (d) of the Promotion Agreement by the unilateral action of Pavilion without the written approval of Azoff Inc. and (ii) as a result of such termination, Geddes Inc. exercises the IMA Put Option, then the following provisions shall thereafter apply and become effective:

                  (1) IMA shall (i) deliver, or cause to be delivered, to
            Pavilion, within three business days following receipt, a copy of the notice of the exercise of the IMA Put Option and (ii) obtain, or cause to be obtained, the consent of Pavilion (such consent not to be unreasonably withheld or delayed) as to decisions related to the selection and designation of appraisers in connection with the IMA Put Option.

                  (2) At any time within thirty (30) days following receipt by
            Azoff Inc. of the "Accountant's Notice" of the "Purchase Price" (as such terms are defined in Section 3.03 of the Partnership Agreement of IMA), Azoff Inc. may provide written notice (the "No-Interest Notice") to Pavilion that Azoff Inc. does not wish to purchase all or its "Percentage Interest" (as determined under Section 3.03 of the Partnership Agreement of IMA) of the interest of Geddes Inc. in IMA pursuant to the IMA Put Option. A No-Interest Notice given by Azoff Inc. to Pavilion pursuant to the foregoing provisions shall not be considered to have been received by Pavilion for purposes hereof until Pavilion has received a copy of the Accountant's Notice of the Purchase Price.

                  (3) At any time within ten (10) days after Koll Inc.'s receipt of a No-Interest Notice from Azoff Inc., but in no event later than forty (40) days after Azoff Inc.'s receipt of the Accountant's Notice of the Purchase Price, Koll Inc. may provide written notice (also a "No-Interest Notice") to Pavilion that Koll Inc. does not wish to purchase the interest of Geddes Inc. in IMA pursuant to the IMA Put Option.

                  (4) If Pavilion should receive (A) a No-Interest Notice from
            Azoff Inc. within 30 days following receipt by Azoff Inc. of the Accountant's Notice of the Purchase Price and (B) a No Interest Notice from Koll Inc. by the earlier of (i) 10 days after Koll Inc.'s receipt of the No-Interest Notice from Azoff Inc. or (ii) 40 days following receipt by Azoff Inc. of the Accountant's Notice of the Purchase Price, then Pavilion shall provide a written notice to IMA that Pavilion has elected to do one of the following:

                        (A) purchase all of the interest of Geddes Inc. in IMA
                  in accordance with the terms and provisions of the IMA Put Option; or

                        (B) terminate the Partnership effective as of the last
                  day of the Amphitheater Fiscal Year in which such notice is provided.

            If Pavilion fails to fulfill its obligation to provide such notice to IMA within thirty (30) days after the later of (i) receipt of the No-Interest Notice from Azoff Inc. or (ii) receipt of the No-Interest Notice from Koll Inc., then Pavilion shall be deemed to have elected to terminate the Partnership pursuant to clause (B) above.

      If Azoff Inc. should, at any time hereafter, agree to amend, without the express prior consent of Pavilion, any of the terms, provisions or conditions contained in the IMA Put Option which relate to the methodology of calculating the purchase price, the timing of the payment of the purchase price, the deadlines for exercising the put option or any other similar provision in a manner which makes such terms less favorable to Pavilion, then the foregoing provisions of this Section 12.07(e) shall be of no further force or effect.

      [The remainder of this page is left intentionally blank.]


                                      14-A

      12.08 Marketing Agreement. Notwithstanding anything to the contrary contained in this Article XII:

            (a) The Partnership shall delegate the responsibility of marketing and advertising all Events to be presented at the Subject Amphitheaters to T.B.A. on, subject to and in accordance with the terms, provisions and conditions contained in the T.B.A. Marketing Agreement.

            (b) Either Partner (acting alone or together with the other Partner) shall have the right, power and authority, for and on behalf of the Partnership, to (i) enforce all of the Partnership's rights, benefits and privileges created under, by or pursuant to the T.B.A. Marketing Agreement including, without limitation, the right to make elections thereunder on behalf of the Partnership and to enforce any remedies available to the Partnership thereunder and (ii) conduct and direct the defense of any claims made by T.B.A. against the Partnership for any alleged breach by the Partnership of the provisions thereof. If the T.B.A. Marketing Agreement should be terminated at any time during the Term, then the selection of a new "marketing agent" for the Partnership shall be made by the Executive Committee.

      12.09 Sponsorship Services.

            (a) Notwithstanding the other provisions contained in this Article XII, it is hereby agreed that (i) Pavilion shall be primarily responsible for overseeing and directing, for and on behalf of the Partnership, the solicitation, procurement and obtaining of sponsors for each of the Subject Amphitheaters, (ii) a mutually approved employee of Pavilion (or an Affiliate of a partner of Pavilion) shall be loaned on a part-time or full-time basis to the Partnership pursuant to Section 12.05 hereof, upon terms consistent with the Operating Budget or otherwise approved by the Executive Committee, to assist in the procurement and implementation of sponsorship arrangements applicable to the Glen Helen Amphitheater and
      (iii) a mutually approved employee of IMA, a constituent partner of IMA or an Affiliate of a constituent partner of IMA will be loaned on a part-time basis to the Partnership, upon terms approved by the Executive Committee, to assist in the procurement and implementation of sponsorship arrangements applicable to the Irvine Meadows Amphitheater. Except for the employee referenced in clause (ii) of the immediately preceding sentence, Pavilion shall not be reimbursed for the cost of any other employees of Pavilion providing the services referenced in clause (i) of the immediately preceding sentence, it being agreed that the sole and exclusive compensation to Pavilion for the fulfillment of such services referenced in clause (i) of the immediately preceding sentence shall be the fee set forth in Section 8.02 of this Agreement.

            (b) Notwithstanding the provisions of clause (a) of this Section 12.09, no sponsorship arrangement may be accepted on behalf of the Partnership except in accordance with the following provisions:

                  (1) If such sponsorship arrangement is for three or fewer
            Events, then such sponsorship arrangement may be approved by the general manager of the Subject Amphitheater to which such sponsorship arrangement relates.

                  (2) For all other sponsorship arrangements not described in clause (1), the Executive Committee must unanimously approve the acceptance of such sponsorship arrangement before it is executed and entered into for and on behalf of the Partnership.

            (c) If Pavilion's performance of the services referenced in Section 12.09(a)(i) hereof during any Amphitheater Fiscal Year results in sponsorship revenues at the Subject Amphitheaters during such Amphitheater Fiscal Year which (i) are materially less than the amount of sponsorship revenues generated at similar outdoor entertainment facilities or (ii) fails to meet an objective standard hereafter adopted by the Executive Committee, then IMA shall have the right, power and authority, for and on behalf of the Partnership, to remove Pavilion as the party primarily responsible for overseeing and directing the solicitation, procurement and obtaining of sponsors for each of the Subject Amphitheaters in which case a successor "sponsorship person" shall be selected for the Partnership by the Executive Committee.

            (d) Reference is made to the fact that certain existing sponsorship arrangements applicable to the Irvine Meadows Amphitheater which will be contributed to the capital of the Partnership by IMA on the Closing Date are burdened by certain commission obligations referenced in Exhibit "C" attached hereto. The Partnership hereby acknowledges such commission obligations and agrees to honor such commission obligations to the extent identified on Exhibit "C" attached hereto, as and when the applicable sponsorship revenues are received by the Partnership. The foregoing provisions shall not apply to any renewals or replacements of the existing contractual sponsorship arrangements identified on Exhibit "C" attached hereto.

      12.10 Legal Review of Form of Contracts. Pavilion's legal staff and IMA's legal staff shall each have the right to review and provide input on the form of contracts to be used for various types of standard arrangements in connection with the operation, use, management and exploitation of the Subject Amphitheaters.

      12.11 Liability Insurance. Selection and purchase of the Partnership's liability insurance covering the operations and activities at each of the Subject Amphitheaters shall be an Executive Committee decision taking into account the best interest of the Partnership's economic and financial considerations. If the Executive Committee should so approve, the Partnership's liability insurance may be separately placed at each of the Subject Amphitheaters.

                                  ARTICLE XIII

                                Other Activities

      13.01 Restrictions on Concert Promotion. During the Term, neither Partner shall Promote an Amphitheater Event in the Restricted Area, or permit any of such Partner's Related Parties to Promote an Amphitheater Event in the Restricted Area, unless and except such Partner ("Promoting Partner") has first offered, or caused to be offered, to the Partnership an option and right to co-Promote such Amphitheater Event on an equal economic basis with the Promoting Partner or its Related Party, as applicable. Any offer which a Promoting Partner is required to make, or cause to be made, pursuant to the provisions of the immediately preceding sentence with respect to any Amphitheater Event to be presented in the Restricted Area must (i) be made in writing to the other Partner ("Non-Promoting Partner"), (ii) include such information concerning the economic terms and conditions of such Amphitheater Event as the Non-Promoting Partner may reasonably request and (iii) be open for acceptance for no less than five (5) business days. The decision on behalf of the Partnership to accept or reject any offer made pursuant to the foregoing provisions shall be made, notwithstanding anything to the contrary contained herein, by the Non-Promoting Partner. If the economic terms and conditions upon which an Amphitheater Event in the Restricted Area is to be Promoted should change in any respect after the Non-Promoting Partner has declined on behalf of the Partnership the offer made by the Promoting Partner pursuant to the foregoing provisions but prior to the "on-sale" date for such Amphitheater Event, then another offer ("New Offer") describing the changed terms and conditions must be made, or caused to be made, by the Promoting Partner to the Partnership in accordance with the foregoing provisions; provided, however, if the change in economic terms and conditions is not material, then the New Offer may, by its terms, be open for acceptance for less than five (5) business days but no less than forty-eight (48) hours.

      13.02 Restrictions on Sell-Offs. If, during the Term, either Partner ("Sell Off Partner"), or any of its Related Parties, proposes to sell the right to Promote an Amphitheater Event to a third party ("Unrelated Promoter") for presentation in the Restricted Area, then the following provisions shall apply:

            (a) Completion of the sale of the right to Promote such Amphitheater Event in the Restricted Area may not be completed earlier than five (5) business days following delivery of a notice to the other Partner ("Non-Sell Off Partner") setting forth the specific terms of such proposed sale to the Unrelated Promoter and such other reasonable information related thereto as may be requested by the Non-Sell Off Partner.

            (b) The Non-Sell Off Partner shall have the right and authority, notwithstanding anything to the contrary contained herein, to require that the Partnership make a competing offer to the Sell-Off Partner ("Partnership's Competing Offer") for the purchase from the Sell-Off Partner of the right to Promote such Amphitheater Event at one of the Subject Amphitheaters for an amount up to, but not in excess of, the amount being offered by the Unrelated Promoter.

            (c) If the Non-Sell Off Partner exercises the right to issue a Partnership's Competing Offer pursuant to the provisions of clause (b) that matches the economics of the offer made by the Unrelated Promoter, then the Sell-Off Partner shall exercise its reasonable efforts to cause the Partnership's Competing Offer to be accepted with the express understanding that the final decision as to which offer will be accepted may not belong to the Sell-Off Partner.

      Section 13.03 No Other Restrictions. Except as expressly provided in Sections 13.01 and 13.02 above, this Agreement shall not preclude or limit in any respect the right of any Partner to engage or invest in any business activity of any nature or description, including those which may be similar to the business of the Partnership. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or any relationships created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom. Notwithstanding the foregoing provisions or anything else to the contrary contained herein or implied hereby, (i) the restrictions, limitations and prohibitions set forth in the Promotion Agreement shall not be affected, limited, lessened or otherwise altered in any respect by the provisions of this
Article XIII and all such matters contained in the Promotion Agreement shall apply independently of, and cumulatively with, the provisions hereof and (ii) the provisions of this Article XIII shall not limit, restrict or affect the right of Irving Azoff to serve as an artist manager and to perform the functions and services customarily performed by him in that capacity.

      Section 13.04 Certain Defined Terms. As used in this Article XIII, the following terms shall have the respective meanings indicated below:

            (a) "Amphitheater Event" shall mean any Event which is part of a tour in which seventy percent (70%) or more of the total number of dates included in such tour are being played in outdoor entertainment facilities with a seating capacity of more than 7500 and less than 30,000.

            (b) "Restricted Area" shall mean the geographical area encompassed by the counties of San Bernardino, California and Orange County, California.

            (c) "Related Parties" shall mean, with respect to either Partner, the constituent partners of such Partner and the Affiliates of each constituent partner of such Partner.

            (d) "Promote" shall mean, respect to any Amphitheater Event, the business activity of (i) acquiring from the artist appearing in such Amphitheater Event (or his agent or other representative) the right to present such Amphitheater Event at a specific venue on a specific date in exchange for an appearance fee and (ii) taking the risk that gross revenues from the presentation of such Amphitheater Event will exceed the sum of the appearance fee and other costs of presenting such Amphitheater Event.


                                      17-A

                                   ARTICLE XIV

                                Rights of Refusal

      14.01 Subject Amphitheaters. Except as expressly permitted by the provisions of this Section 14.01, neither Partner shall sell, transfer or convey the Subject Amphitheater owned by it. If one Partner ("Selling Partner") receives after December 31, 1999, but not before, a written offer from a third party ("Proposed Purchaser") to purchase the Subject Amphitheater owned by the Selling Partner which the Selling Partner desires to accept, then the Selling Partner shall have the right, to sell all, but not less than all, of its interest in its Subject Amphitheater if, but only if, the Selling Partner complies with all of the following provisions:

            (a) The Selling Partner shall provide prompt written notice to the other Partner ("Non-Selling Partner") upon the commencement of negotiation concerning any proposed sale of the Selling Partner's Subject Amphitheater to the Proposed Purchaser.

            (b) Upon request of the Non-Selling Partner at any time following the notice given pursuant to clause (a), the Selling Partner shall provide an oral report as to the status of the negotiations for the proposed sale of the Selling Partner's Subject Amphitheater to the Proposed Purchaser.

            (c) The Selling Partner shall provide to the Non-Selling Partner, from time to time after receipt, copies of all written drafts, letters or other documentation pertaining to such proposed sale of the Selling Partner's Subject Amphitheater to the Proposed Purchaser.

            (d) Within five (5) days following the execution of a binding letter of intent or other binding agreement ("Purchase Agreement") pursuant to which the Selling Partner agrees to sell its Subject Amphitheater to the Proposed Purchaser, the performance of each party thereto being conditioned expressly upon the provisions of this Section 14.01, the Selling Partner shall provide a true, correct, complete and accurate copy thereof to the Non-Selling Partner.

      [The remainder of this page is left intentionally blank.]


                                      17-B

            (e) Following receipt of a Purchase Agreement, the Non-Selling Partner shall have the right and option ("Purchase Option"), exercisable in its sole discretion, to purchase the Selling Partner's Subject Amphitheater upon the same terms, provisions and conditions contained in such Purchase Agreement.

            (f) The Purchase Option may be exercised by the Non-Selling Partner at any time within fifteen (15) days after receipt of a Purchase Agreement by providing written notice thereof to the Selling Partner. If the Non-Selling Partner should exercise the Purchase Option in a timely manner, then (A) the closing of the sale of the Selling Partner's Subject Amphitheater to the Non-Selling Partner shall occur on or before the later of (i) sixty (60) days following the exercise of the Purchase Option or
      (ii) the outside date for closing the transaction contemplated by the Purchase Agreement which was the subject of the Purchase Option and (B) the Selling Partner shall, simultaneously with the closing of the sale of the Subject Amphitheater to the Non-Selling Partner, sell, transfer, assign and convey its interest in the Partnership to the Non-Selling Partner for no additional consideration.

            (g) If, at any time after delivery of a Purchase Agreement to the Non-Selling Partner, whether before or after the deadline for the Non-Selling Partner's decision to exercise the Purchase Option, any of the terms or provisions contained in such Purchase Agreement should be amended by agreement between the Selling Partner and the Proposed Purchaser in a manner which is favorable to the Proposed Purchaser to any material extent, then the Selling Partner shall provide prompt written notice of such modification to the Non-Selling Partner, and the Purchase Option shall be extended until the date which is fifteen (15) days after the provision of such notice of such amendment.

            (h) If the Non-Selling Partner does not exercise the Purchase Option within fifteen (15) days after receipt of a Purchase Agreement (or, if applicable, after receipt of notification pursuant to clause (g) of an amendment to a Purchase Agreement which is favorable to the Proposed Purchaser to any material extent), then the Selling Partner may thereafter complete the proposed sale of its Subject Amphitheater to the Proposed Purchaser upon the same terms, conditions and provisions contained in the Purchase Agreement previously provided to the Non-Selling Partner in accordance with the provisions thereof, provided that the following provisions are complied with at the closing of the sale:

                  (1) The Proposed Purchaser must execute such reasonable
            documentation as may be requested or required by the Non-Selling Partner to indicate the Proposed Purchaser's agreement that it is acquiring title to the Subject Amphitheater subject to and burdened by the provisions of the Amphitheater Contribution Agreement for such Subject Amphitheater through and until the end of the Amphitheater Fiscal Year in which such sale occurs.

                  (2) The Selling Partner must pay to the Non-Selling Partner, as a break-up fee, a lump sum amount equal to the Non-Selling Partner's Percentage Interest of two times the Average Cash Flow Amount for the most recently completed Amphitheater Fiscal Year; provided, however, such break-up fee shall not be payable to the Non-Selling Partner if the Proposed Purchaser simultaneously acquires and purchases the Partnership Interest of the Selling Partner and the Non-Selling Partner consents and agrees, in its sole discretion, to the admission of the Proposed Purchaser as a substitute general partner in the Partnership.

      If any such sale of the Selling Partner's Subject Amphitheater is completed to a Proposed Purchaser in accordance with the foregoing provisions, then, unless the Non-Selling Partner consents and agrees (in its sole discretion) to the admission of the Proposed Purchaser as a substitute general partner in the Partnership, the Partnership shall be dissolved effective as of the last day of the Amphitheater Fiscal Year in which such sale occurs.

      14.02 IMA Partnership Interests. By executing this Agreement on behalf of IMA, each of the partners of IMA hereby agree, in their respective individual capacities, that Pavilion shall have a subordinate right and option ("Secondary Refusal Option") to purchase any partnership interest in IMA which any such partner proposes to sell, transfer, convey or assign. The Secondary Refusal Option shall be upon the same terms, conditions and provisions as the right and option that each partner in IMA has to purchase the partnership interests of the other partners in IMA ("First Refusal Option") but shall only apply to the extent that any partnership interest proposed to be sold, transferred, conveyed or assigned by a partner in IMA is not acquired by the other partners in IMA pursuant to the First Refusal Option. Copies of all notices given pursuant to the First Refusal Option shall be provided to Pavilion. If Pavilion wishes to exercise the Secondary Refusal Option, then Pavilion must conditionally exercise the Secondary Refusal Option within the time periods granted pursuant to the First Refusal Option; however, any such exercise shall only be effective to the extent that the partnership interest in IMA that is then subject to the Secondary Refusal Option is not acquired by the other partners in IMA pursuant to the First Refusal Option.

      14.03 Specific Performance. It is expressly agreed that the remedy at law for breach of the obligations created in this Article XIV is inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of such breach and (ii) the uniqueness of the Partnership business, the Partnership relationship and the Subject Amphitheaters. Accordingly, it is agreed that the obligations created by this
Article XIV shall be enforceable by an equitable order of specific performance.

                                   ARTICLE XV

                              Defaults and Remedies

      15.01 Default by Partner. If any Partner ("Defaulting Partner") fails to timely perform any of its obligations contained in this Agreement, or materially violates the terms of this Agreement, then the other Partner ("Non-Defaulting Partner") shall have the right to give the Defaulting Partner a notice ("Default Notice") specifically setting forth the nature of such failure or violation and stating that the Defaulting Partner shall have a period of ten (10) days to pay any sums of money specified therein as due and owing to the Partnership or to any Partner or, if the failure or violation is a non-monetary default and is capable of being cured, thirty (30) days to cure such default specified therein. If the monies specified in the Default Notice are not paid within such ten (10) day period, or if such non-monetary failures or violations are not capable of being cured or, if capable of being cured, such Defaulting Partner has not cured such non-monetary failures or violations within such thirty (30) day period, then a "Partner Default" shall be deemed to have occurred with respect to such Defaulting Partner. If a Defaulting Partner cures in all material respects all of its failures or violations which are capable of being cured within the aforesaid notice and cure periods, then such defaults shall be deemed no longer to exist and such Partner shall be deemed no longer to constitute a Defaulting Partner.

      15.02 Rights and Remedies. Upon the occurrence of a Partner Default, the Non-Defaulting Partner and the Partnership shall each have the following rights, options and remedies which shall be cumulative and may be exercised concurrently or independently in the sole and absolute discretion of the Non-Defaulting
Partner:

            (a) The right to bring an action at law by or on behalf of the Partnership or the Non-Defaulting Partner in order to recover the amounts owed, if any, and any damages arising from such default (including, without limitation, reasonable attorneys' fees and disbursements incurred or paid by the Partnership or the Non-Defaulting Partner, as the case may be, in prosecuting any such action).

            (b) The right to bring any proceeding in the nature of injunction, specific performance or other equitable remedy, it being acknowledged by each of the Partners that damages at law may be an inadequate remedy for such default.

            (c) If a sum of money is owed to the Partnership, the Non-Defaulting Partner may advance the sum of money owed to the Partnership by the Defaulting Partner with the following results:

                  (i) The sum thus advanced shall be deemed to be a loan from the Non-Defaulting Partner to the Defaulting Partner;

                  (ii) The principal balance of such deemed loan shall be due and payable in whole upon written demand from the Non-Defaulting Partner to the Defaulting Partner;

                  (iii) The principal balance of such deemed loan shall bear interest at the Permitted Rate compounded monthly; and

                  (iv) All distributions from the Partnership that would
            otherwise be made to the Defaulting Partner (whether before or after dissolution of the Partnership) shall, instead, be paid to the Non-Defaulting Partner until such loan and all interest accrued thereon has been repaid in full.

            (d) If a sum of money is owed by the Defaulting Partner to the Non-Defaulting Partner pursuant to the provisions of this Agreement, then the Non-Defaulting Partner may require that all distributions that would otherwise be made to the Defaulting Partner (whether before or after dissolution of the Partnership) shall, instead, be paid to the Non-Defaulting Partner until all such amounts owed have been repaid in full.

            (e) For purposes of voting or giving any consents or approvals under any provisions of this Agreement, the right to deny the Defaulting Partner any of its voting, consent or approval rights under this Agreement.

                                   ARTICLE XVI

                              Voluntary Withdrawal

      No Partner shall have the right to, and each Partner agrees that it will not, withdraw voluntarily from the Partnership. In the event any Partner withdraws from the Partnership in contravention of this Agreement, such withdrawing Partner shall remain liable for its Percentage Interest of the Partnership liabilities in existence at the time of its withdrawal and shall, in addition, be liable for all damages attributable to its breach of this Agreement. The withdrawal of a Partner in contravention of this Article XVI shall not cause the Partnership to be dissolved, and such withdrawing Partner shall be deemed to be an assignee of a Partner's Partnership Interest and shall have only the rights provided a Partner's assignee under the provisions of the Partnership Act.

                                  ARTICLE XVII

                           Dissolution and Termination

      17.01 Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following:

            (a) the unanimous agreement of the Partners;

            (b) expiration of the Term;

            (c) a valid termination of the Partnership's exclusive license for the use, possession and enjoyment of either of the Subject Amphitheaters created pursuant to the Amphitheater Contribution Agreement for such Subject Amphitheater;

            (d) the election of either Partner by providing a notice of dissolution to the other Partner within 60 days following the completion of any Amphitheater Fiscal Year for which one of the following conditions exist:

                  (1) the Partnership's Cash Flow for such Amphitheater Fiscal
            Year is less than $0.00; or

                  (2) the Promotion Agreement was terminated at least three
            years prior to the end of such Amphitheater Fiscal Year and the Average Cash Flow Amount for such Amphitheater Fiscal Year is less than the Cash Flow Target Amount for such Amphitheater Fiscal Year;

            (e) the election of Pavilion by providing a notice of dissolution to IMA within 60 days following the completion of any Amphitheater Fiscal Year for which one of the following conditions exist:

                  (1) the paid attendance at the Events presented at Glen Helen
            Amphitheater during such Amphitheater Fiscal Year is less than 35% of the total paid attendance at all of the Events presented at both of the Subject Amphitheaters during such Amphitheater Fiscal Year; or

                  (2) the total paid attendance at all of the Events presented at Glen Helen Amphitheater during such Amphitheater Fiscal Year and each of the 2 immediately preceding Amphitheater Fiscal Years is less than 38% of the total paid attendance at all of the Events presented at both of the Subject Amphitheaters during such Amphitheater Fiscal Year and each of the 2 immediately preceding Amphitheater Fiscal Years;

            (f) the election of IMA by providing a notice of dissolution to Pavilion within sixty (60) days following the completion of any Amphitheater Fiscal Year for which both of the following conditions exist:

                  (1) the Promotion Agreement was terminated prior to the
            commencement of such Amphitheater Fiscal Year; and

                  (2) the paid attendance at the Events presented at Irvine
            Meadows Amphitheater during such Amphitheater Fiscal Year is less than 42.5% of the total paid attendance at all of the Events presented at both of the Subject Amphitheaters during such Amphitheater Fiscal Year;

            (g) the election of Pavilion by providing a notice of dissolution to IMA at any time following the occurrence of a Use Termination Event with respect to the Irvine Meadows Amphitheater;

            (h) the election of IMA by providing a notice of dissolution to Pavilion at any time following the occurrence of an Use Termination Event with respect to the Glen Helen Amphitheater;

            (i) the last day of any Amphitheater Fiscal Year during which one of the Subject Amphitheaters is sold to a third party purchaser in accordance with, and as permitted by, the provisions of Section 14.01 hereof unless the Non-Selling Partner consents and agrees, in its sole discretion, to the admission of the Proposed Purchaser as a substitute general partner in the Partnership;

            (j) the election or deemed election of Pavilion to terminate the Partnership pursuant to the provisions of Section l2.07(e)(2) hereof following receipt of a No-Interest Notice given by Azoff Inc. pursuant to
      Section 12.07(e)(1) hereof; and

            (k) any event or circumstance which requires a dissolution of the Partnership pursuant to the provisions of the Partnership Act.

The dissolution shall be effective on the day on which the event occurs causing dissolution ("Effective Date of Dissolution"), but the Partnership shall not terminate until the assets have been distributed in accordance with the provisions of this Agreement.

      17.02 Distributions Upon Dissolution. On dissolution of the Partnership, the Partners shall proceed diligently to wind up the affairs of the Partnership and distribute its assets as soon as reasonably practicable without causing any interference with the operation of the Subject Amphitheaters. The assets of the Partnership are to be distributed in kind, unless expressly approved otherwise by the Executive Committee. The Partnership's assets shall be applied or distributed (after all adjustments to the Capital Accounts of the Partners which are required (i) following any sale of Partnership property or (ii) by the Treasury Regulations upon a distribution of an item of Partnership property in kind) in the following order of priority:

            (a) In payment of all liabilities of the Partnership to creditors other than Partners. If any liability is contingent or uncertain in amount, a reserve equal to the maximum amount for which the Partnership could be reasonably held liable shall be established. Upon the satisfaction or other discharge of that contingency, the amount of the reserve not required, if any, will be treated as income to the extent previously treated as a deduction.

            (b) In payment of any loans owed by the Partnership to any Partner.

            (c) (i) A cash sum equal to the amount of Post-Dissolution Receipts for Glen Helen Amphitheater received prior to the making of this distribution and all of the then existing Operating Assets of Glen Helen Amphitheater shall be distributed to Pavilion (subject to the ordinary course payables, obligations and liabilities related to, or associated with, the use, operation or maintenance of Glen Helen Amphitheater, to the extent not then past due) and (ii) a cash sum equal to the amount of Post-Dissolution Receipts for Irvine Meadows Amphitheater received prior, to the making of this distribution and all of the then existing Operating Assets of Irvine Meadows Amphitheater shall be distributed to IMA (subject to the ordinary course payables, obligations and liabilities related to, or associated with, the use, operation or maintenance of Irvine Meadows Amphitheater, to the extent not then past due).

            (d) To the Partners in proportion to and to the extent of the balance in their respective Capital Accounts (after adjustments to the Capital Account balances for the distributions made pursuant to clause (c) of this Section 17.02).

            (e) To the Partners in proportion to their respective Percentage Interests.

      17.03 Capital Account Make-Up. If a Partner's Capital Account has a deficit balance following completion of the liquidating distribution required to be made by the provisions of Section 17.02(c) hereof (after taking into account all Capital Account adjustments for the taxable year of the Partnership in which liquidation occurs), the Partner shall, immediately following the receipt of such distribution, contribute to the Partnership a cash sum in an amount necessary to increase the balance in its Capital Account to zero. Any amount so contributed shall be distributed as provided in Section 17.02(d) hereof or, if applicable, Section 17.02(e) hereof.

                                  ARTICLE XVIII

                              Transfer Restrictions

      Neither Partner shall have the right to sell, assign, convey, transfer, pledge or hypothecate, by operation of law or otherwise, all or any portion of its Partnership Interest without the prior consent of the other Partner, it being agreed and acknowledged that such consent may be withheld in such other Partner's sole discretion for any reason whatsoever. Any purported sale, assignment, conveyance, transfer, pledge or hypothecation of any Partner's Partnership Interest in violation of the provisions of this Article XVIII shall be voidable at the option of the other Partner. Notwithstanding the foregoing, either Partner may pledge its Partnership Interest as security for borrowed money.

                                   ARTICLE XIX

                               Dispute Resolution

      19.01 Generally. In the event of (i) any dispute between the Partners or assignees of the Partners or the Partnership or (ii) any Major Operational Deadlock (any such dispute or Major Operational Deadlock being herein collectively called a "Dispute"), which cannot be otherwise informally resolved by the Partners, the Partners will utilize the procedures specified in this
Article XIX (the "Procedure") to resolve the Dispute. The Partner seeking to initiate the Procedure (the "Initiating Party") shall give written notice to the other Partner and the Partnership, describing in general terms the nature of the Dispute, the Initiating Party's claim for relief and identifying one or more individuals with authority to settle the Dispute on such Partner's behalf. The Partner receiving such notice (the "Responding Party") shall have ten (10) business days within which to designate by written notice to the Initiating Party, one or more individuals with authority to settle the Dispute on such Party's behalf. The individuals so designated shall be known as the "Authorized Individuals."

      19.02 Negotiations. The Authorized Individuals shall be entitled to make such investigation of the Dispute as they deem appropriate, but agree to promptly, and in no event later than thirty (30) days from the date of the Initiating Party's written notice, meet to discuss resolution of the Dispute. The Authorized Individuals shall meet at such times and places and with such frequency as they may agree. The Partners agree to participate in good faith in the direct negotiations to resolve the Dispute. If the Dispute has not been resolved within thirty (30) days from the date of their initial meeting, the Partners shall cease direct negotiations and shall submit the Dispute to arbitration in accordance with the following procedure.

      19.03 Arbitration. All Disputes will be settled by arbitration by an arbitrator mutually acceptable to the Partners in an arbitration proceeding conducted in (i) Houston, Texas (if IMA is the Initiating Party) or (ii) in Los Angeles, California (if Pavilion is the Initiating Party), in accordance with the rules as then in effect of the American Arbitration Association. If the Partners hereto cannot agree on an arbitrator within ten (10) business days of the initiation of the arbitration proceeding, an arbitrator with experience in the live entertainment industry shall be selected for the Partners by the American Arbitration Association. The decision of such arbitrator shall be final (except that errors of law shall be subject to appeal), and judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof. The costs

(including, without limitation, reasonable fees and expenses of counsel and experts for the Partners) of such arbitration (including the costs to enforce or preserve the rights awarded in the arbitration) shall be borne by the Partners in the amounts and proportions specified by the arbitrator in his final decision.

      19.05 Press Releases. All press releases which are issued by the Partnership or any Partner (or any constituent partner of a Partner or any Affiliate of a Partner or a constituent partner of a Partner) concerning the subject matter of this Agreement shall first be approved by the Executive Committee before the release thereof.

                                   ARTICLE XX

                            Miscellaneous Provisions

      20.01 Notices. All notices, offers, approvals, elections, consents, acceptances, waivers, reports, requests and other communications required or permitted to be given hereunder (all of the foregoing hereinafter collectively referred to as "Communications") shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail or equivalent, if available, return receipt requested, or by facsimile, telex or cablegram (which shall be confirmed by a writing sent by registered or certified mail or equivalent on the same day that such facsimile, telex or cablegram is sent), or by recognized overnight courier for next day delivery, addressed or sent to the parties at the following addresses and facsimile numbers or to such other additional address or facsimile number as any party shall hereafter specify by Communication to the other parties:

      Pavilion:                 c/o SM/PACE, Inc.
                                515 Post Oak Blvd., Suite 300
                                Houston, Texas 77027
                                Facsimile No.: (713) 693-8660
                                Attention:  Mr. Rodney L. Eckerman


      with copies to:           c/o SM/PACE, Inc.
                                515 Post Oak Blvd., Suite 300
                                Houston, Texas 77027
                                Facsimile No.: (713) 693-8617
                                Attention:  Mr. Jeffry B. Lewis
      and
                                Sony Music Entertainment Inc.
                                550 Madison Avenue
                                New York, New York  10022-3211
                                Facsimile No.: (212) 833-8083
                                Attention: David H. Johnson. Esq.
      and

                                Michael F. Rogers
                                Gardere Wynne Sewell & Riggs, L.L.P.
                                333 Clay Avenue, Suite 800
                                Houston, Texas 77002
                                Facsimile No.: (713) 308-5555

      IMA:                      Irvine Meadows Amphitheater
                                17835 Ventura Boulevard, Suite 206
                                Encino, CA 91316
                                Facsimile No.: (818) 881-1716
                                Attention: Mr. Robert Geddes

      with a copies to:         5000 Campus Drive
                                Newport Beach, California 92660-2181
                                Facsimile No.: (714) 833-0633
                                Attention: Mr. Paul C. Hegness
      and
                                8900 Wilshire Blvd., Suite 200
                                Beverly Hills, CA 90211
                                Facsimile No: (310) 289-5556
                                Attention:  Mr. Irving Azoff
      and
                                4343 Von Karman
                                Newport Beach, CA 92660
                                Facsimile No: (714) 250-4344
                                Attention:  Mr. Donald M. Koll

      20.02 California Law to Apply. This Agreement shall be construed under and in accordance with laws of the State of California without giving any effect to the choice of law principles in the State of California.

      20.03 Other Instruments. The parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the Partnership created by this Agreement.

      20.04 Amendment. This Agreement may be amended or modified by the Partners from time to time but only upon approval by all of the Partners contained in a written instrument.

      20.05 Headings. The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

      20.06 Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this Agreement.

      20.07 Legal Construction. In case any one or more of the provisions contained in this Partnership Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Partnership Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

      20.08 Counterparts. This Partnership Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original.

      20.09 Gender. Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

      20.10 Prior Agreements Superseded. This Agreement supersedes any prior understandings or written or oral agreements between the parties respecting the within subject matter.

      20.11 Attorneys Fees. The prevailing party in any dispute, litigation or other proceeding between the parties hereto involving the subject matter of this Agreement shall be entitled to be reimbursed by the other party for all of its reasonable attorneys' fees incurred in connection with the pursuit of such dispute, litigation or other proceeding.

                                   ARTICLE XXI

                   Use Impairments and Use Termination Events

      21.01 Use Impairments. If a Use Impairment occurs at either of the Subject Amphitheaters, then the following provisions shall apply:

            (a) The Underlying Owner of such Subject Amphitheater (and not the Partnership) shall be entitled to receive and retain any property insurance proceeds or condemnation award payable on account of the occurrence of such Use Impairment.

            (b) The Partnership (and not the Underlying Owner of such Subject Amphitheater) shall be entitled to receive and retain any business interruption insurance proceeds payable on account of the occurrence of such Use Impairment.

            (c) The Underlying Owner of such Subject Amphitheater shall have the option of either (i) agreeing to correct, cure or repair the event, circumstance or condition giving rise to such Use Impairment ("Cure Option") or (ii) refusing to correct, cure or repair the condition giving rise to such Use Impairment ("Non-Cure Option"). If the Underlying Owner of such Subject Amphitheater has not exercised the option referred to in the immediately preceding sentence by providing notice thereof to the other Partner within sixty (60) days following written notice from the other Partner that such Use Impairment is in existence, then the Underlying Owner of such Subject Amphitheater shall be deemed to have exercised the Non-Cure Option for all purposes hereof. If the Underlying Owner of such Subject Amphitheater elects the Cure Option, then such Underlying Owner shall be obligated pursuant to this Agreement to (x) thereafter diligently pursue the correction, cure and repair of the event, circumstance or condition giving rise to such Use Impairment and (y) in any event to complete such correction, cure and repair within one (1) year following the electing of the Cure Option.

            (d) If the Underlying Owner of such Subject Amphitheater elects, or is deemed to elect, the Non-Cure Option following the occurrence of a Use Impairment, then a "Use Termination Event" shall be deemed to have occurred with respect to such Subject Amphitheater.

      21.02 Continuing Covenants Following Termination of Partnership as a Result of a Use Termination Event. If the Partnership should be dissolved pursuant to the provisions of clauses (g) or (h) of Section 17.01 hereof following the occurrence of a Use Termination Event with respect to a Subject Amphitheater, then the Underlying Owner of such Subject Amphitheater shall not place such Subject Amphitheater back into operation as a venue for the performance of live entertainment events at any time during the next 10 years without first offering to the other Partner the right and option of re-forming the Partnership upon the terms and conditions contained in this Agreement. The right and option referenced in the immediately preceding sentence shall be available for exercise for a period of sixty (60) days after receipt of written notice of the offering of such right and option. The covenants and agreements contained in this Section 21.02 shall survive the dissolution and termination of the Partnership.

      EXECUTED as of the day and year first written above.


                           Irvine Meadows Amphitheater, a California partnership

                              By:   Irvine Meadows Investment Corp., a
                                    California corporation


                                    By:  /s/ Donald M. Koll
                                        ----------------------------------------
                                        Name:  Donald M. Koll
                                        Title: President

                              By:  Shelli Meadows, Inc., a California
                                 corporation


                                    By:  /s/ Irving Azoff
                                        ----------------------------------------
                                        Name: Irving Azoff
                                        Title:  President


                              By:  Audrey & Jane, Inc., a California
                                   corporation


                                    By:  /s/ Robert E. Geddes
                                        ----------------------------------------
                                        Name:  Robert E. Geddes
                                        Title:  President


                              By: Peach Street Partners, L.P., a California limited partnership

                                    By:  Imua, Inc.


                                          By:  /s/ Paul C. Hegness
                                              ----------------------------------
                                              Name: Paul C. Hegness
                                              Title:  President

                                                                           "IMA"


                           PAVILION PARTNERS, a
                           Delaware general partnership

                                 By:  SM/PACE, Inc., a Texas corporation


                                    By:  /s/ Rodney Eckerman
                                        ----------------------------------------
                                        Name: Rodney Eckerman
                                        Title:  VP

                                                                      "PAVILION"

                                   Exhibit "A"

                                GLOSSARY OF TERMS

      Affiliate: With respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and under "common control with") when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

      Amphitheater Contribution Agreement: With respect to either of the Subject Amphitheaters, the Amphitheater Contribution and License Agreement executed and entered of even date herewith by and between the Partner who owns title to such Subject Amphitheater and the Partnership.


      Amphitheater Fiscal Year: Each twelve month period commencing on January 1 of a calendar year and ending on December 31 of such calendar year.

      Available Cash: After repayment of all outstanding Deficit Loans, cash held by the Partnership on each December 31st during the Term which, in the judgment of the Executive Committee, is not required for a reasonable working capital reserve for the obligations or business needs of the Partnership through the next revenue generating period.

      Avalon: New Avalon, Inc., a California corporation and an Affiliate of one of the partners of IMA.

      Average Cash Flow Amount: (i) With respect to the Amphitheater Fiscal Year ending on December 31, 1999, the average of the Partnership's Cash Flow for the Amphitheater Fiscal Years ending on December 31, 1998 and 1999 and (ii) with respect to the Amphitheater Fiscal Year ending on December 31, 2000 and each Amphitheater Fiscal Year thereafter, the average of the Partnership's Cash Flow for such Amphitheater Fiscal Year and the two immediately preceding Amphitheater Fiscal Years.

      Azoff Inc.: Shelli Meadows, Inc., a California corporation wholly-owned by Irving Azoff and one of the constituent partners of IMA.

      Budgeted Operating Expenses: The overhead and operating expenses of the Partnership which relate to the day-to-day operation and maintenance of the Subject Amphitheaters such as salaries for employees and staff for the Subject Amphitheaters, utility costs for the Subject Amphitheaters, insurance costs relating to the maintenance of casualty and liability insurance for the Subject Amphitheaters, costs relating to maintenance, repair and upkeep of the Subject Amphitheaters and the personal property and equipment used in connection with the operation of the Subject Amphitheaters and costs for the purchase of office supplies and equipment. Notwithstanding anything to the contrary implied by the immediately preceding sentence, Show Expenses shall not be "Budgeted Operating Expenses" for purposes of this Agreement.

      Capital Account: The tax capital account maintained by the Partnership for each Partner in accordance with, and as required by, the provisions of Section
7.03 of this Agreement.

      Cash Flow: For any Amphitheater Fiscal Year, the amount (if any) by which
(A) the sum of (i) the cash receipts received by the Partnership which are properly attributable to the use, operation and exploitation of the Subject Amphitheaters during such Amphitheater Fiscal Year and (ii) the net profit (or net loss) of the Partnership attributable to the co-promotion of Events during such Amphitheater Fiscal Year which were offered to it by the Promoter pursuant to Section 5(a)(ii) of the Promotion Agreement exceeds (B) the cash expenditures paid or payable by the Partnership which are properly attributable to the operation, use, maintenance and exploitation of the Subject Amphitheaters during such Amphitheater Fiscal Year (excluding Rental Loans made to the Partners pursuant to the provisions of Section 9.01 hereof and expenditures attributable to capital asset additions or improvements).

      Cash Flow Target Amount: With respect to the Amphitheater Fiscal Year ending oh December 31, 1999, a monetary amount equal to $2,000,000. For each subsequent Amphitheater Fiscal Year, the Cash Flow Target Amount shall be equal to the Cash Flow Target Amount for the immediately preceding Amphitheater Fiscal Year increased in the same percentage amount by which the CPI Index increased during the twelve (12) calendar months since the beginning of the immediately preceding Amphitheater Fiscal Year.

      Closing Date: The date upon which the capital contributions required to be made pursuant to the terms of the Amphitheater Contribution Agreements are made. In accordance with the terms of the Amphitheater Contribution Agreements, the Closing Date shall be March 3, 1997.

      Code: The Internal Revenue Code of 1986, as amended.

      CPI Index: Consumer Price Index for All Urban Consumers (all U.S. cities), 1982 - 84 equals 100 Base, published monthly by the U.S. Department of Labor's Bureau of Labor Statistics, or any successor publication.

      Default Notice: Shall have the meaning assigned to it pursuant to Section
15.01 hereof.

      Defaulting Partner: Shall have the meaning assigned to it pursuant to
Section 15.01 hereof.

      Deficit Loan: A loan extended by a Partner to the Partnership pursuant to the provisions of Article VI hereof.


                                   Exhibit "A"

      Effective Date of Dissolution: Shall have the meaning assigned to it pursuant to Section 17.01 hereof.

      Event: Any live public performance or concert featuring professional musicians, performers or artists, including "free" performances or concerts for which no patron or spectator is required to pay an admission price.

      Executive Committee: The committee of individuals selected, from time to time, by the Partners pursuant to the provisions of Section 12.02(c) of this Agreement, to whom the responsibility of managing and controlling the operations of the Partnership is delegated.

      Geddes Inc.: Audrey & Jane, Inc., a California corporation wholly-owned by Robert E. Geddes and one of the constituent partners of IMA.

      Glen Helen Amphitheater: Glen Helen Blockbuster Pavilion, an outdoor entertainment facility located in San Bernardino, California.

      Gross Asset Value: Subject to the adjustments described in the next succeeding sentence, the fair market value of each item of Partnership property at the time of contribution to the capital of the partnership. The Gross Asset Value of each item of Partnership property shall be adjusted by depreciation, amortization or other cost recovery deductions determined pursuant to Section 7.03(c)(ii) of this Agreement.

      IMA: Irvine Meadows Amphitheater, a California general partnership.

      IMA Put Option: The currently existing provisions contained in Section
3.03 of the Partnership Agreement of IMA whereby Geddes Inc. is given the right to require Azoff Inc. or Koll Inc. to purchase the partnership interest of Geddes Inc. in IMA upon the occurrence of certain events specified therein, a true, correct and complete copy of such provisions being attached to this Agreement as Exhibit "D".

      Initial Contribution Amount: Shall have the meaning assigned to it pursuant to Section 5.01(b) hereof.

      Initial Promoter: Azoff Inc. and Geddes Inc., jointly and severally.

      Irvine Meadows Amphitheater: Irvine Meadows Amphitheater, an outdoor entertainment facility located in Orange County, California.

      Koll Inc.: IMA Investment Corp., a California corporation wholly-owned by Donald M. Koll and one of the constituent partners of IMA.

      Major Operational Deadlock: The circumstance of the Executive Committee or the Partners being unable to reach agreement with respect to an operational decision (i) which must be made in order to permit the Subject Amphitheaters to be used and operated consistent with their intended purpose and (ii) for which another procedure of resolution is not provided for


                                   Exhibit "A"
elsewhere in this Agreement. An example of a "Major Operational Deadlock" would be failure of the Partners to reach agreement pursuant to Section 12.07(d) hereof on the selection of a "booking agent" to be engaged by the Partnership following a termination of the Promotion Agreement.

      Net Sponsorship Revenue: With respect to any Amphitheater Fiscal Year, the excess of (A) all of the sponsorship revenues properly attributable to the operation of the subject Amphitheaters during such Amphitheater Fiscal Year over
(B) all of the expenses, costs and other charges (i) incurred in connection with the solicitation, acquisition or implementation of any sponsorship arrangement at the Subject Amphitheaters (including the costs of any benefits conferred upon or granted to sponsors and the costs of the Partnership for the employees referenced in Section 12.09(a)(ii) and (iii) hereof) and (ii) properly attributable to the operation of the Subject Amphitheaters during such Amphitheater Fiscal Year.

      Non-Defaulting Partner: Shall have the meaning assigned to it pursuant to
Section 15.01 hereof.

      Operating Assets: With respect to either of the Subject Amphitheaters, as of any time, all concession contracts, sponsorship agreements, service contracts, maintenance agreements, utility agreements, accounts receivable, trademarks, trade names, customer lists, price lists, vehicles, sound equipment, copy machines, phone equipment, computers, facsimile machines, office supplies, furniture, fixtures, equipment and other intangible assets or personal property then owned by, or leased or licensed to, the Partnership and used in connection with, or having been acquired on account of, the use, operation, maintenance or management of such Subject Amphitheater.

      Operating Budget: The budget of Budgeted Operating Expenses of the Partnership to be prepared for each Amphitheater Fiscal Year in accordance with and pursuant to the provisions of Section 12.03 hereof.

      Operational Shortfall: The occurrence or happening, at any time, of the circumstance of the Partnership having an insufficient amount of cash to pay or cover any of its debts, liabilities or obligations as they become due.

      Partners: Pavilion and IMA. The term "Partners" shall not include any assignee of a Partner's Partnership Interest, unless the other Partner agrees to admit such assignee to the Partnership.

      Partnership: The Partnership created by this Agreement.

      Partnership Act: The Uniform Partnership Act as set forth in Title 2, Chapter 1 of the California Corporations Code.


                                   Exhibit "A"

      Partnership Interest: All of the interest of any Partner in the Partnership, including his (i) right to a distributive share of the profits and losses of the Partnership, (ii) right to a distributive share of the assets of the Partnership, and (iii) right to participate in the management of the affairs of the Partnership.

      Partnership Purposes: The purposes for which the Partnership is formed as set forth in Article III of this Agreement.

      Partnership's Accounting Staff: Shall have the meaning assigned thereto pursuant to the provisions of Section 11.02(b) hereof.

      Pavilion: Pavilion Partners, a Delaware general partnership.

      Percentage Interest: The respective Partnership Interest of each Partner in the Partnership expressed as a percentage of the Partnership Interests owned by all Partners. The Percentage Interest of Pavilion is fifty percent (50%) and the Percentage Interest of IMA is fifty (50%).

      Permitted Rate: The lesser of (a) two percent (2%) per annum over the Prime Rate or (b) the maximum non-usurious interest rate permitted by applicable law from time to time in effect.

      Person: Any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

      Post-1996 Receipts: Revenues which are properly attributable to the operation, use or exploitation of either of the Subject Amphitheaters after the Closing Date, whether received before or after the Closing Date.

      Post-Dissolution Receipts: Revenues which are properly attributable to the operation, use or exploitation of either of the Subject Amphitheaters after the Effective Date of Dissolution, whether received before or after the Effective Date of Dissolution.

      Prime Rate: The prime rate of interest per annum announced, from time to time, by major U.S. money center banks as published daily in the "Money Rates" column of The Wall Street Journal; provided, however, that if The Wall Street Journal should ever cease, for any reason, to publish such rate on a daily basis, then the Prime Rate shall be the rate of interest designated, and in effect from time to time, by Citibank, N.A., in New York, New York as its prime rate or base rate charged on commercial loans.

      Promoter: As of any time, the person or entity then responsible for performing the booking and promotion services under the Promotion Agreement. As of the date hereof, the Promoter is Avalon.


                                   Exhibit "A"

      Promoter-Related Representative: Any Representative on the Executive Committee who is either (i) selected and designated as a Representative by an officer, director, constituent partner or shareholder of the Promoter or by an Affiliate of an officer, director, constituent partner or shareholder of the Promoter or (ii) an officer, director, constituent partner or shareholder of the Promoter.

      Promotion Agreement: That certain Promotion Agreement being executed of even date herewith by and between the Partnership and the Initial Promoter whereby the Partnership has engaged and retained the services of the Initial Promoter to provide booking and promotion services in respect of all Events to be presented at the Subject Amphitheaters. Upon execution of the Promotion Agreement, the Initial Promoter is subcontracting and delegating its responsibilities thereunder to Avalon.

      Representatives: The individuals who serve on the Executive Committee.

      Show Expenses: Costs attributable to the production, promotion or presentation of Events at the Subject Amphitheaters including, without limitation, (i) fees payable to the performers appearing at such Event, (ii) advertising costs directly associated with the promotion of such Event, (iii) marginal costs of staffing which are directly attributable to such Event for ushers, ticket takers, security personnel, parking attendants and similar temporary employees and (iv) marginal costs for utilities and insurance which are directly attributable to such Event.

      Subject Amphitheaters: Glen Helen Amphitheater and Irvine Meadows Amphitheater.

      T.B.A.: T.B.A. Media, Inc., a corporation and an Affiliate of one of the partners of IMA.

      T.B.A. Marketing Agreement: That certain Marketing Agreement to be hereafter executed and entered into by and between the Partnership and T.B.A. whereby the Partnership shall engage and retain the services of T.B.A. to provide marketing and advertising services with respect to all Events to be presented at the Subject Amphitheaters upon terms and provisions to be hereafter approved and adopted by the Executive Committee.

      Term: The term of the Partnership as specified in Article IV hereof.

      Treasury Regulations: The Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

      Underlying Owner: With respect to Irvine Meadows Amphitheater, IMA and with respect to Glen Helen Amphitheater, Pavilion Partners.

      Use Impairment: With respect to either of the Subject Amphitheaters, the occurrence of any event, circumstance or condition which results in the Partnership suffering a material


                                   Exhibit "A"
impairment (or termination) of its right or ability to book, produce, present and promote Events at such Subject Amphitheater consistent with past practices and with a maximum capacity of at least 90% of current maximum capacities. The following are examples (which are intended to be illustrative and not exclusive) of events or circumstances which would constitute a "Use Impairment" with respect to one of the Subject Amphitheaters for purposes of this Agreement:

            (a) Loss by the Underlying Owner of such Subject Amphitheater of its possessory right to such Subject Amphitheater as a result of a failure of title, a default under the applicable Lease Agreement or any other reason.

            (b) A determination that such Subject Amphitheater is an unsafe locale for the presentation of public events because of the presence of toxic or hazardous waste on the site at which such Subject Amphitheater is located.

            (c) A fire, earthquake, flood or other casualty which results in such Subject Amphitheater no longer being able to be used for its intended purposes at 90% or more of its current maximum capacity.

            (d) Condemnation of all or any portion of such Subject Amphitheater through the exercise of any governmental authority's power of eminent domain which results in such Subject Amphitheater no longer being able to be used for its intended purposes at 90% or more of its current maximum capacity.

            (e) The discovery of any defects in the buildings, structures or other improvements constituting a part of such Subject Amphitheater which would materially and adversely interfere with the use of such Subject Amphitheater as presently operated.

            (f) The occurrence of any event or circumstance resulting in a loss or restriction of access to public roads necessary to satisfy the current and reasonably anticipated normal transportation requirements of such Subject Amphitheater's business as presently operated.

            (g) The occurrence of any event or circumstance resulting in such Subject Amphitheater no longer having parking availability sufficient to satisfy the parking requirements for an Event at which the Subject Amphitheater is sold-out at its current maximum capacity.

            (h) Loss of the use of necessary utilities (including water, electricity, natural gas, sewer and telephone) in such quantity and quality as are necessary to satisfy the current business activities of such Subject Amphitheater as currently operated.

      Use Termination Event: Shall have the meaning assigned thereto pursuant to the provisions of Section 21.01(d) hereof.


                                   Exhibit "A"

                                   Exhibit "B"

--------------------------------------------------------------------------------
WESTERN AMPHITHEATRE PARTNERS
--------------------------------------------------------------------------------
OPERATING BUDGET 1997
--------------------------------------------------------------------------------
                                            IMA         BBP         WAP
--------------------------------------------------------------------------------
OVERHEAD EXPENSES

--------------------------------------------------------------------------------
SALARIES - ADMINISTRATIVE               $399,400    $275,039    $674,439
--------------------------------------------------------------------------------
SALARIES - TEMPORARY HELP                  1,800           0       1,800
--------------------------------------------------------------------------------
SALARIES - BOX OFFICE/STAGE                    0           0           0
--------------------------------------------------------------------------------
PAYROLL TAXES                             53,919      30,231      84,150
--------------------------------------------------------------------------------
EMPLOYEE BENEFITS                         13,200      23,261      36,461
--------------------------------------------------------------------------------
WORKERS COMP                               5,000           0       5,000
--------------------------------------------------------------------------------
RENT - OFFICE                             52,200           0      52,200
--------------------------------------------------------------------------------
EQUIPMENT RENTAL                           6,000           0       6,000
--------------------------------------------------------------------------------
ALLOCATED G & A - BOOKING DEPARTMENT           0           0           0
--------------------------------------------------------------------------------
ADVERTISING                               24,000       7,374      31,374
--------------------------------------------------------------------------------
ADVERTISING - SPONSORSHIP                  6,000      13,000      19,000
--------------------------------------------------------------------------------
BANK CHARGES                                 200         250         450
--------------------------------------------------------------------------------
BUSINESS ENTERTAINMENT                    10,000       6,000      16,000
--------------------------------------------------------------------------------
CONTRIBUTIONS                              1,200       4,400       5,600
--------------------------------------------------------------------------------
CONSULTING FEES                           15,000           0      15,000
--------------------------------------------------------------------------------
CUSTODIAL SERVICES                         6,000      74,999      80,999
--------------------------------------------------------------------------------
DUES & SUBSCRIPTIONS                       2,400       2,502       4,902
--------------------------------------------------------------------------------
EQUIPMENT                                  2,400       4,847       7,247
--------------------------------------------------------------------------------
INSURANCE EXPENSE                         26,016      37,199      63,215
--------------------------------------------------------------------------------
LEGAL & PROFESSIONAL                      40,000      31,170      71,170
--------------------------------------------------------------------------------
MESSENGER SERVICE                            180           0         180
--------------------------------------------------------------------------------
OFFICE EXPENSES                           18,000      15,198      33,198
--------------------------------------------------------------------------------
PRINTING                                   2,000           0       2,000
--------------------------------------------------------------------------------
POSTAGE                                    6,600       8,748      15,348
--------------------------------------------------------------------------------
FEDERAL EXPRESS                            3,000           0       3,000
--------------------------------------------------------------------------------
PROMOTION                                 10,000       3,000      13,000
--------------------------------------------------------------------------------
REPAIRS & MAINTENANCE - STAGE             20,000      10,000      30,000
--------------------------------------------------------------------------------
REPAIRS & MAINTENANCE - HOUSE             72,000      10,000      82,000
--------------------------------------------------------------------------------
REPAIRS & MAINTENANCE - GENERAL          113,500      49,002     162,502
--------------------------------------------------------------------------------
SECURITY                                  12,000       2,000      14,000
--------------------------------------------------------------------------------
SERVICE BUREAU                            10,800           0      10,800
--------------------------------------------------------------------------------
SMALL TOOLS & EQUIPMENT                    2,800       9,999      12,799
--------------------------------------------------------------------------------
TELEPHONE                                 50,000      24,000      74,000
--------------------------------------------------------------------------------
TRAVEL - OTHER                            24,000      17,594      41,594
--------------------------------------------------------------------------------
UTILITIES                                124,000      74,881     198,881
--------------------------------------------------------------------------------
TAXES & LICENSES                           2,400       6,000       8,400
--------------------------------------------------------------------------------
MISCELLANEOUS                              6,000         500       6,500
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TOTAL OVERHEAD EXPENSES               $1,142,015    $741,194  $1,883,209
--------------------------------------------------------------------------------

                                   Exhibit "C"

      List of Existing Sponsorship Commission Obligations at Irvine Meadows

      15% commission due to Eric/Chandler Marketing on each of the following:

      Sponsor                                   Sponsorship Revenue
      -------                                   -------------------
      Mission Viejo Imports                           $ 40,000
      Coors Brewing Company                           $200,000 (+$25,000 bonus)
      Farmer John                                     $  2,300
      Domino's Pizza                                  $ 11,000
      Round Hill Wineries                             $  2,500
      Specialty Coffee Company                        $  9,200
      Del Taco                                        $ 12,500
      Ruby's Diner                                    $ 12,500
      Evian                                           $  7,077
      Baskin Robbins                                  $ 12,000
      Better Beverage                                 $  3,500

                                   EXHIBIT "D"


      Paragraph 3.03 Appraised Buy-Out of the Partnership Interest of A&J, is hereby amended and restated in it's entirety to read as follows:

                                   EXHIBIT "D"

      3.03 If, and only if SMI and A&J are terminated as the booking agents for WAP pursuant to the terms of the Promotion Agreement with WAP, as it now exists or as it may be modified in the future, then for a period of thirty (30) days following such termination, A&J shall have the right, but not the obligation, by delivering written notice ("Election Notice") to IMA Corp. and SMI, to cause the purchase of the entire Partnership Interest of A&J in accordance with the provisions of this Section 3.03. In the event A&J timely and validly makes such an election, then except as hereinafter otherwise provided SMI shall be required to purchase the entire Partnership Interest of A&J in accordance with the provisions of this Section 3.03; provided, however, for a period of thirty (30) days following the effective date of the "Accountant's Notice" of the "Purchase Price" (as such terms are hereinafter defined), SMI shall have the right, but not the obligation, to elect either (A) by delivering written notice (the "Pro Rata Notice") to IMA Corp., to cause IMA Corp. and SMI to each purchase the portion of the Partnership Interest of A&J that corresponds, in the case of SMI, to the fraction obtained by dividing (i) the Percentage Interest (as of the effective date of the Accountant's Notice) of SMI by (ii) the aggregate Percentage Interests (as of the effective date of the Accountant's Notice) of SMI and the Koll Partners, and, in the case of IMA Corp., to the fraction found by dividing (i) the aggregate Percentage Interests (as of the effective date of the Accountant's Notice) of the Koll Partners by (ii) the aggregate Percentage Interests (as of the effective date of the Accountant's Notice) of SMI and the Koll Partners; or (B) by written notice (the "No-Interest Notice") to IMA Corp., A&J and Pavilion Partners, to decline to purchase any portion of the Partnership Interest of A&J. If SMI fails to timely make either such election, then SMI shall be required to purchase the entire Partnership Interest of A&J in accordance with the provisions of this Section 3.03. If SMI timely gives the No-Interest Notice, then IMA Corp. may, at any time within ten (10) days after its receipt of SMI's No-Interest Notice, provide written notice (also a "No-Interest Notice") to Pavilion Partners, SMI and A&J that IMA Corp. does not wish to purchase the Partnership Interest of A&J. If IMA Corp. fails to timely give the No-Interest Notice, then IMA Corp. shall be required to purchase the entire Partnership Interest of A&J in accordance with the provisions of this
Section 3.03. Any such purchase and sale of the Partnership Interest of A&J by SMI alone or by SMI and IMA Corp., or by IMA Corp. alone (the "Purchasing Partner(s)"), as the case may be, shall be made in accordance with the following terms and conditions:

                                   EXHIBIT "D"

            (a) The Election Notice shall include the name of an appraiser with at least five (5) years experience appraising businesses similar in nature to the Project. Within forty (40) days after the effective date of the Election Notice, the Purchasing Partner(s) shall either agree to such appraiser or select a second appraiser (with similar appraisal experience) and notify A&J of such second appraiser. If two (2) appraisers are selected, then they shall appoint a third appraiser (with similar appraisal experience) within five (5) days of the selection of the second appraiser. In the event A&J, on the one hand, or the Purchasing Partner(s), on the other hand, fail to appoint an appraiser within the time period specified, and after the expiration of five (5) days following the effective date of written demand that an appraiser be appointed, then the appraiser duly appointed by the party making such demand and appointing such appraiser shall proceed to make the appraisal as herein set forth and the determination of such appraiser shall be conclusive. Upon the failure of the two (2) appointed appraisers to timely appoint a third appraiser within the time period specified therefor, either A&J, on the one hand, or the Purchasing Partner(s), on the other hand, may petition a court of competent jurisdiction to appoint a third appraiser, in the same manner as provided for the appointment of an arbitrator pursuant to Code of Civil Procedure Section 1281.6.

            (b) The appraiser or three (3) appraisers, as the case may be, shall promptly fix a time for the completion of the appraisal, which shall not be later than thirty (30) days from the date of appointment of the last appraiser. Each appraiser shall determine the fair market value of the combined business and assets of the Partnership which shall be the fairest price estimated in terms of money which the Partnership could obtain if such business and assets were sold in the open market as a going concern, allowing a reasonable time to find a purchaser who purchases with knowledge of the uses which such business and assets in their then condition are adapted and for which such business and assets are capable of being used as of the effective date of the Election Notice.

            (c) Upon the submission of the appraisal setting forth the opinions as to the fair market value of the combined business and assets of the Partnership (determined by each appraiser in accordance with Section 3.03(b)), the two (2) such appraisals which are nearest

                                   EXHIBIT "D"

      in amount shall be retained, and the third appraisal shall be discarded. The average of the two (2) retained appraisals shall constitute the "Appraised Value"; provided, however, that if one of the appraisals is the mean of the other two (2), then that appraisal shall constitute the "Appraised Value".

            (d) Within fifteen (15) days after the determination of the Appraised Value, the certified public accountants regularly employed by the Partnership shall determine the purchase price ("Purchase Price") for the Partnership Interest of A&J. The Purchase Price shall be equal to the greater of (i) the sum of the balances standing in the Unrecovered Contribution Account and Unrecovered Additional Contribution Account of A&J, determined as of the effective date of the Election Notice, or (ii) one hundred percent (100%) of the aggregate amount of cash that would be distributed to A&J pursuant to Section 8.02(c) if (A) the combined business and assets of the Partnership were sold for the Appraised Value thereof as of the effective date of the Election Notice; (B) the liabilities of the Partnership were liquidated pursuant to Section 8.02(a); (C) a reserve were established for any contingent or unforeseen liabilities of the Partnership pursuant to Section 8.02(b); and (D) the Partnership made its required distributions to the Partners pursuant to
      Section 8.02(c). Upon the determination by the accountants of the Purchase Price, such accountants shall give A&J, SMI and IMA Corp. written notice ("Accountant's Notice") of the Purchase Price. The determination by such accountants of the Purchase Price, and any and all components thereof (including, without limitation, the amount of any reserve) shall be deemed conclusive.

            (e) The closing of a purchase and sale pursuant to this Section 3.03 shall be held at the principal place of business of the Partnership on such date as is designated by the Purchasing Partner(s), but in no event later than the one hundred twentieth (120th) day following the effective date of the Accountant's Notice. A&J shall transfer to the Purchasing Partner(s) the entire Partnership Interest of A&J free and clear of all liens, security interests, and competing claims (other than security interests granted in favor of the Purchasing Partner(s) and shall deliver to the Purchasing Partner(s) such instruments of transfer, and such evidence of due authorization, execution, and delivery, and of the absence of any such liens, security interests, or

                                   EXHIBIT "D"

      competing claims, as the Purchasing Partner(s) shall reasonably request. The Purchasing Partner(s) shall pay the Purchase Price to A&J at the closing by delivering to A&J cash, a certified or bank cashier's check or a confirmed wire transfer of funds payable to the order of A&J.

            (f) The portion of the Purchase Price for the Partnership Interest of A&J to be paid by any Purchasing Partner shall be offset by the unpaid balance of any and all Partner Loan(s) (together with all accrued interest thereon) made by such Purchasing Partner to A&J. Such Partner Loan(s) (together with all accrued interest thereon) shall be deemed paid to the extent of such offset, with such deemed payment to be applied first to the accrued interest thereon and thereafter to the payment of the outstanding principal amount thereof. If the Purchase Price for the Partnership Interest of A&J is insufficient to fully offset the outstanding, unpaid balances (including all principal amounts thereof and all accrued interest thereon) made by any and all of the Purchasing Partners to A&J, then such loans shall be offset in proportion to their respective outstanding balances (including all principal amounts thereof and all accrued, unpaid interest thereon). In addition, the outstanding, unpaid balances (including all principal amounts thereof and all accrued interest thereon) made by any one or more non-purchasing Partners to A&J shall be due and payable at the closing of the transfer of the Partnership Interest of A&J pursuant to this Section 3.03 and shall be repaid, in proportion to such respective outstanding balances, out of any and all of the proceeds of the Purchase Price (after reduction of such price otherwise payable to A&J pursuant to this Section 3.03 pursuant to the offset described above in this Section 3.03(f)), prior to any payment of such proceeds to A&J pursuant to this Section 3.03. To the extent any portion of any Partner Loan made by a Partner to A&J is not satisfied pursuant to the foregoing provisions of this Section 3.03(f), then A&J shall pay the remaining outstanding balance (including all principal amounts thereof and all accrued, unpaid interest thereon) at the closing. Also, notwithstanding any provision of this Agreement to the contrary, the outstanding unpaid balance of any and all Partner Loan(s) (including all principal amounts thereof and all accrued, unpaid interest thereon) made by A&J to any Partner shall be due and payable in full to A&J at the closing of the purchase of the Partnership Interest of A&J pursuant to Section 3.03(e).

                                   EXHIBIT "D"

            (g) All costs (including, without limitation, the costs of the appraisers and the accountants referenced in Sections 3.03(a) and/or 3.03(d) of the purchase and sale of the Partnership Interest of A&J pursuant to this Section 3.03 shall be paid one-half (1/2) by A&J and one-half (1/2) by the Purchasing Partner(s) (with such costs being divided between such Purchasing Partners based upon the relative portion of the Partnership Interest of A&J purchased by each such Purchasing Partner).

            (h) On or before the closing of a purchase and sale transaction held pursuant to this Section 3.03, the Purchasing Partner(s) shall use such Partner's(s') reasonable, diligent, and good faith efforts to obtain written releases of A&J and/or any Affiliates of A&J from all guarantees of liabilities of the Partnership previously executed by A&J and/or such Affiliates. To the extent such releases cannot be obtained by the Purchasing Partner(s), the Purchasing Partner(s) shall severally in proportion to their respective Percentage Interests as of the effective date of the Election Notice) indemnify, defend, and hold free and harmless A&J from and against any and all claims, liabilities, causes of action, liens, charges, and all other matters arising out of or in connection with the business and affairs of the Partnership, whether arising prior to or subsequent to the effective date of such closing, except for unknown liabilities arising prior to the effective date of such closing and not taken into account in calculating the Purchase Price for the Partnership Interest of A&J.

Provided, however, that if IMA Corp. and SMI both timely give their respective No-Interest Notice, then, pursuant to the terms of the WAP Agreement, Pavilion Partners shall be obligated either to purchase the entire Partnership Interest of A&J or to terminate the WAP Agreement. In any event or circumstance where IMA Corp. and SMI, elect after Determination of the Purchase Price not to effect the purchase, thereby giving rise to an obligation to Pavilion Partners to effect such purchase, and in the circumstance where Pavilion Partners, for any reason fails or refuses to effect such purchase, then the Partnership shall immediately proceed to dissolve the WAP Partnership, thereby causing, concurrent with such dissolution, the reinstatement of the Agreement from the date of dissolution forward, without

                                   EXHIBIT "D"

regard to, the terms or the effects of this First Amendment which shall, from the date of dissolution forward be null, void, and without further effect. Moreover, in the event of any such failure or refusal by Pavilion Partners, A&J acknowledges and agrees that the obligations of IMA Corp. and/or SMI to effect any purchase of A&J's interest, pursuant to this paragraph 3.03, shall be null, void, and without effect, and further that A&J agrees to indemnify and hold IMA Corp., SMI, and their respective shareholders, officers and agents free and harmless from and against any such obligation to effect any such purchase.